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EXHIBIT 10.10

EXCHANGE AGREEMENT

    This EXCHANGE AGREEMENT (this "Agreement") is made as of January 4, 1999 by and among Power Measurement Ltd. ("Amalco"), a British Columbia company; Power Measurement Holdings, Inc. ("Holdco"), a Delaware corporation; PML Employee (EVCC) Corp. (the "EVCC"), and each of J. Bradford Forth and David Giles (collectively, the "Management Holders," together with the EVCC, the "Shareholders") with reference to the following:

Recitals:

R1
Amalco is based in Victoria, B.C., Canada and is presently engaged in the development, manufacture and sale of power monitoring and measurement equipment systems (including hardware and software), supervisory control and data acquisition systems, and related products and activities on an international basis.

R2
The shareholders of Amalco have agreed to amend its Memorandum and Articles so that the shares in the capital of Amalco held by the Shareholders (the "Exchangeable Shares"): (a) will grant their holders the right (the "Exchange Rights") to require PML to redeem those shares for a specified number of shares of Holdco Common Stock, representing (on the date of this Agreement) the same proportional equity interest in Amalco; and (b) will grant Amalco the option (the "Amalco Call") to require the Shareholders to exchange their shares for the same number of shares of Holdco Common Stock on the earlier of (i) a Public Offering, (ii) a Change of Control, or (iii) January 2, 2009.

R3
To facilitate and further the above transactions, Holdco wishes to obtain an option to require Amalco to exercise the Amalco Call, and an option (the "Holdco Call") to require the Shareholders to exchange their Exchangeable Shares with Holdco for an amount of Holdco Common Stock equal to the Common Stock which would be issued if they were exchanged with Amalco; the Shareholders wish to secure rights to obtain certain information concerning Holdco, and to secure certain rights in connection with any exercise of the Amalco Call or Holdco Call.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained, the parties agree with each other as follows:

    1.  Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

      1.1 "Change of Control" means a reorganization, merger, consolidation or other transaction or transactions (whether or not Holdco is a party thereto and specifically including, without limitation, open market purchases of securities) as a result of which any person or entity or "group" of persons and/or entities becomes the "beneficial owner" (as those terms are defined in and construed by judicial authority under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, as that Rule may be amended from time to time) of Common Stock or options, warrants or other rights to acquire Common Stock (or and securities convertible into Common Stock) representing in the aggregate at least 50% of the ordinary voting power of Holdco in the election of directors.

      1.2 "Person" means a company, a corporation, an association, a partnership, a limited liability company, an organization, a joint venture, a trust or other legal entity, an individual, a government or political subdivision thereof or a governmental agency.

      1.3 "Public Offering" means a firm commitment underwritten public offering of equity securities of Holdco pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, after which (i) such equity securities are listed or admitted for trading on a U.S. national securities exchange or quoted on the NASDAQ NMS (including any successor to the NASDAQ NMS), (ii) at least fifteen percent (15%) of Holdco's outstanding equity securities on a fully-diluted basis are sold in connection with such public offering and (iii) the gross proceeds received by the sellers in such offering are at least $20,000,000 (Canadian).

      1.4 "Holdco Shares" means, with respect to a Shareholder's Exchangeable Shares, shares of Common Stock issuable upon exercise of the Exchange Right or the Amalco Call, or Holdco Call, which shares shall be validly issued, fully paid and nonassessable upon issuance.

    2.  Grant of Option.

      2.1  Call Against PML.  Holdco shall have the right to require Amalco to exercise the Amalco Call with respect to all of the Exchangeable Shares within thirty days after written request by Holdco, given within sixty days before (or at any time after) (a) the proposed registration of Common Stock pursuant to a Public Offering; (b) a Change of Control; or (c) January 2, 2009. Upon exercising the Amalco Call, pursuant to this Section 2.1, Amalco shall tender the Exchangeable Shares to Holdco, free and clear of any and all liens, charges, encumbrances, and claims whatsoever, in exchange for the issuance to Amalco by Holdco of sufficient Holdco Shares to fulfill Amalco's duties under the Amalco Call. In each case, the closing of a transaction under this Section 2.1 shall be conditioned on the prior or simultaneous occurrence of an event described in clauses (a) through (c) hereof.

      2.2  Call Against Shareholders.

        2.2.1  Each Shareholder shall provide Holdco with thirty-days' notice of such Shareholder's intent to exercise the Exchange Right with respect to that Shareholder's Exchangeable Shares. Thirty days after the written request by Holdco, given at its sole option within thirty days of such notice, such Shareholder shall tender his or its Exchangeable Shares to Holdco, free and clear of any and all liens, charges, encumbrances, and claims whatsoever, in exchange for the issuance to him or it of the Holdco Shares.

        2.2.2  Within thirty days after written request by Holdco, given within sixty days before (or at any time after) (a) the proposed registration of Common Stock pursuant to a Public Offering; (b) a Change of Control; or (c) January 2, 2009, the Shareholders shall tender the Exchangeable Shares to Holdco, free and clear of any and all liens, charges, encumbrances, and claims whatsoever, in exchange for the issuance to them of the Holdco Shares which they would be entitled to receive from Amalco on exercise of their Exchange Rights. In each case, the closing of a transaction under this 2.2.2 shall be conditioned on the prior or simultaneous occurrence of an event described in clauses (a) through (c) hereof.

        2.2.3  Certain Rights in Connection with Amalco Call, Holdco Call or Distributions.  Notwithstanding anything in this Agreement to the contrary, in the event that the Amalco Call is exercised (at the instruction of Holdco or otherwise) or the Holdco Call is exercised, and as a condition of the closing of the Amalco Call or Holdco Call, each of the Shareholders (acting independently) shall have the right by written notice to Amalco and Holdco delivered within ten (10) days following receipt of notice of the Amalco Call or Holdco Call, to cause Amalco and Holdco to provide the following liquidity rights:

          (A) If the Amalco Call or Holdco Call is exercised in connection with a Public Offering and the Holdco Shares issuable to the Shareholder would not be freely tradeable for a period in excess of 90 days following the closing of the Public Offering, then the Shareholder shall have the right to have Holdco repurchase one-half of the Holdco Shares issuable to such Shareholder for an amount in cash equal to the initial public offering price in the Public Offering multiplied by the number of Holdco Shares to be repurchased (the "IPO Liquidity Amount"). If a Shareholder elects this option, then, in lieu of repurchasing such Holdco Shares, Holdco shall have the right to make a loan to the Shareholder in the IPO Liquidity Amount. Each such loan will be non-interest bearing, will have a maturity of not more than one year following its issuance date and will be secured by all of the Exchangeable Shares and Holdco Shares owned by the Shareholder. Each such loan and corresponding security arrangements would be governed by customary documentation in form and substance satisfactory to Holdco in its reasonable discretion; or

          (B) If the Amalco Call or Holdco Call is exercise in connection with a Change of Control or in anticipation of January 2, 2009, then each Shareholder shall have the right to have Holdco repurchase one-half of the Holdco Shares issuable to such Shareholder for an amount in cash equal to the fair market value of the fully-diluted equity per Holdco Share multiplied by the number of Holdco Shares to be repurchased (the "Non-IPO Liquidity Amount"). The fair market value of the fully-diluted equity per Holdco Share shall be determined (i) in the case of a Change of Control, based upon the valuation assigned to the equity of Holdco in that transaction, or (ii) if otherwise than a Change of Control, by mutual agreement of Holdco and a majority in interest of the Shareholders within 30 days following the exercise of the Amalco Call or Holdco Call. If the parties are unable to agree upon such fair market value within such period, Holdco and a majority in interest of the Shareholders shall mutually agree upon an independent nationally recognized investment banking or valuation firm to prepare an opinion on such valuation within 30 days following its appointment, which opinion shall be final, conclusive and binding on all of the parties.

          (C) If Holdco makes a dividend or distribution on the Holdco Shares and the Shareholders elect to exchange some or all of their Exchangeable Shares for Holdco Shares in order to participate in such dividend or distribution, those Shareholders shall have the right to have Holdco repurchase one-half of the Holdco Shares so received in the exchange, at a valuation determined in accordance with clause 2.2.3(B)(ii) above (unless Holdco is at that time a publicly traded company, in which case the valuation shall be determined as the average of the closing prices, or the mean between the last bid and asked prices, of the shares as reported on the principal exchange or quotation system for the shares during the ten (10) trading days immediately preceding the record date for the dividend or distribution, computed on an ex-dividend basis).

    3.  Shareholders' Information Rights.

      3.1 Holdco shall distribute to the Shareholders all information it distributes to the holders of its Common Stock, as such, simultaneously with, and in the same manner as, such distributions to Common Stockholders.

      3.2 Holdco shall give notice to PML and the Shareholders, at least 45 days prior to each Corporate Event (as defined below), stating the date or expected date on which (if applicable) a record is to be taken for the purpose of such Corporate Event, or the date on which such Corporate Event is to take place, as the case may be. Such notice shall also specify the date or expected date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to participate in such Corporate Event or shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such classification, reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation, or winding up, as the case may be. For purpose of this Section 3.2 a "Corporate Event" shall include any of the following:

        3.2.1  Holdco shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend payable otherwise than in cash, or any other distribution in respect to the Common Stock (including cash), pursuant to, without limitation, any spin-off, split-off, or distribution of Holdco's assets; or

        3.2.2  Holdco shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or to purchase any shares of stock of any class or to receive any rights; or

        3.2.3  of any classification, reclassification, or other reorganization of the Common Stock of Holdco, consolidation or merger of Holdco with or into another corporation, or conveyance of all or substantially all of the assets of Holdco; or

        3.2.4  of the voluntary or involuntary dissolution, liquidation, or winding up of Holdco.

    4.  Term.

    This Agreement will terminate on January 2, 2009 at 5:00 p.m. California time. Any terms or conditions of this Agreement which by their express terms extend beyond termination of this Agreement or which by their nature should so extend shall survive and continue in full force and effect after any termination of this Agreement.

    5.  General.

      5.1 Notices.  Unless otherwise specifically permitted by this Agreement, all notices hereunder shall be in writing and shall be delivered by personal service or telegram, telecopier, telex or registered or certified mail (or if such service is not available, then by first class mail), postage prepaid, to such address as may be designated from time to time by the relevant party, and which shall initially be:

If to Holdco:	With a copy to:
c/o GFI Energy Ventures LLC 11611 San Vicente Blvd. Suite 710 Los Angeles, CA 90049 United States Fax: (310) 442-0540 Attention: President	Irell & Manella LLP 333 S. Hope Street Suite 3300 Los Angeles, CA 90071 Fax: (213) 229-0515 Attention: Anthony T. Iler, Esq.

    If to the EVCC or Management Holders: To the address or number indicated on Schedule A attached hereto.

    Any notice sent by registered or certified mail shall be deemed to have been given seven days after the date on which it is mailed. All other notices shall be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. Any party may change its address for notices by written notice given to all other parties hereto in accordance with the foregoing procedures.

      5.2 Modifications.  This Agreement may be amended, altered or modified only by a writing signed by all of the parties.

      5.3 Additional Documents.  Each party hereto agrees to execute any and all further documents and writings, and to perform such other actions, as may be or become reasonably necessary or expedient to effect and carry out its terms.

      5.4 Successor and Assigns.  Except as provided herein to contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns.

      5.5 Governing Law and Venue.  This Agreement is governed by the laws of the State of California, as such laws are applied to contracts made between California residents and performed entirely within the State of California, without regard to California's rules relating to conflict of laws. Any litigation between the parties arising out of or relating to this Agreement will be only in Los Angeles, California, and the parties hereby submit to the jurisdiction of the appropriate federal and state courts in Los Angeles, California in conjunction with any such litigation.

      5.6 No Third-Party Benefits.  None of the provisions of this Agreement are intended to benefit, or to be enforceable by, any third-party beneficiaries.

      5.7 Waivers Strictly Construed.  With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (a) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; and (b) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

      5.8 Severability.  The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect.

      5.9 Advice of Legal Counsel.  Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel, and that it has read and understood all of the terms and provisions of this Agreement. Further, each party has carefully reviewed all of the provisions of this Agreement, which may not be construed against any party by reason of its preparation.

      5.10 Legal Fees.  Should any litigation or arbitration be commenced (including any proceedings in a bankruptcy court) between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any Person hereunder, the party or parties prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to the reasonable legal fees and costs incurred by reason of such litigation.

      5.11 Headings.  The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.

      5.12 Construction.  Throughout this Agreement, as the context may require, (a) the singular tense and number includes the plural, and the plural tense and number includes the singular; (b) the past tense includes the present, and the present tense includes the past; (c) references to parties, sections, paragraphs, schedules, and exhibits mean the parties, sections, paragraphs, schedules, and exhibits of and to this Agreement; and (d) periods of days, weeks or month mean calendar days, weeks or months.

      5.13 Counterparts.  The Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      5.14 Complete Agreement.  This Agreement and any documents specifically referred to herein, constitute the parties' entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth hereinabove.

POWER MEASUREMENT LTD., a British Columbia company
By:	/s/ J. Bradford Forth
Name:	J. Bradford Forth
Title:	President
POWER MEASUREMENT HOLDINGS, INC., a Delaware corporation
By:	/s/ J. Bradford Forth
Name:	J. Bradford Forth
Title:	President
PML EMPLOYEE (EVCC) CORP., a British Columbia company
By:	/s/ Simon Lightbody
Name:	Simon Lightbody
Title:	Director
/s/ J. Bradford Forth J. BRADFORD FORTH
/s/ David Giles DAVID GILES

Schedule A

Notice Addresses of Shareholders

Shareholder	Notice Address
EVCC
Forth
Giles

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  EXHIBIT 10.10
EXCHANGE AGREEMENT
Schedule A Notice Addresses of Shareholders